Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 15, 2012 with respect to (i) the consolidated financial statements of Meridian Interstate Bancorp, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2011, appearing in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2011, which is incorporated by reference in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
January 22, 2013